Exhibit (g)(2)

SUB-ADVISORY AGREEMENT

THIS SUB-ADVISORY AGREEMENT (the “Agreement”) is made and entered into as of November 18th, 2025, by and among Sound Point Alternative Income Fund (the “Fund”), a Delaware statutory trust, Skypoint Capital Advisors, LLC (“Skypoint”), a Delaware limited liability company that is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and Sound Point Capital Management, LP (the “Sub-Adviser” and together with the Adviser the “Parties”), a Delaware limited partnership that is registered under the Advisers Act.

WHEREAS, the Fund operates as an interval fund and is registered with the U.S. Securities and Exchange Commission (the “SEC”) as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Skypoint has been retained to act as investment adviser for the Fund (in such capacity, or any successor acting in such capacity, the “Adviser”) pursuant to an Investment Advisory Agreement with the Fund effective as of November 18th, 2025 (such agreement, or the investment advisory agreement of any successor to the Advisor, the “Advisory Agreement”);

WHEREAS, the Advisory Agreement permits the Adviser to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act;

WHEREAS, the Fund and the Adviser desire to retain the Sub-Adviser to assist it in the provision of a continuous investment program for the Fund’s assets, and the Sub-Adviser is willing to render such services subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the Parties do mutually agree and promise as follows with respect to the Fund:

1.       Appointment and Status of Sub-Adviser. The Adviser hereby appoints the Sub-Adviser to provide investment advisory services to the Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor of the Adviser and the Fund and shall, unless otherwise expressly provided herein or authorized by the Adviser or the Board of Trustees (the “Board”) of the Fund from time to time, have no authority to act for or represent the Adviser or the Fund in any way or otherwise be deemed an agent of the Adviser or the Fund.

2.       Sub-Adviser’s Duties. Subject to the general supervision of the Board and the Adviser, the Sub-Adviser shall, employing its discretion, manage the investment operations of the Fund and the composition of the portfolio of securities and investments (including cash) belonging to the Fund, including the purchase, retention and disposition thereof and the execution of agreements relating thereto, in accordance with the Fund’s investment objective, policies and restrictions as stated in the Fund’s then-current Prospectus and Statement of Additional Information (collectively, the “Prospectus”). The Sub-Adviser is granted full discretion as to all investment decisions regarding the Fund, including but not limited to authority to (a) buy, invest in, hold for investment, own, assign, transfer, sell exchange, trade in, lend, pledge, vote, deliver and otherwise invest and trade in property of all kind, including without limitation: (i) any publicly-traded or non-publicly traded, domestic or foreign, general or limited partnership, or limited liability company interest; share of capital stock; share of beneficial interest; investment contract, preorganization certificate or subscription; bond, note, debenture (whether subordinated, convertible or otherwise), trust receipt or certificate, loan participation or assignment, account or note receivable, trade acceptance, contract or other claim, executory contract (including any notional principal contract such as interest-rate swaps total-return swaps, currency swaps, currency baskets, and options on each of the foregoing), instrument or evidence of indebtedness; repurchase agreement or reverse repurchase agreement; certificate of deposit; or right or option to purchase or sell any of the foregoing or any securities index, including a put or call option written by the Fund or by another, a straddle, or a forward or futures contract; (ii) any foreign currency or any right or option to acquire or dispose of a foreign currency, including a put or call written by the Fund or another, a straddle, or futures, forward, or spot contract, or any notional principal contract relating to any such currency, right, or option (whether or not publicly traded); and (iii) any commodity or any right or option to acquire or dispose of a commodity, including a put or call written by the Fund or another, a straddle or futures, forward, or spot contract, or any notional principal contract relating to any such commodity, right, or option (whether or not traded on an exchange); (b) invest or deposit Fund assets in one or more money market mutual funds, or other short-term investments; (c) place orders for the execution of transactions with or through such brokers, dealers, or issuers as the Sub-Adviser may select, and allocate transactions to such brokers and dealers for execution on such markets, at such prices and at such commission rates as in the Sub-Adviser’s good faith judgment are appropriate, taking into consideration in the selection of such brokers and dealers not only the available prices and rates of brokerage commission, but also the relevant factors (such as, without limitation, reliability, financial responsibility, strength of the broker or dealer and its ability to efficiently execute transactions, research and other services provided by such broker or dealer) which are expected to enhance the Sub-Adviser’s general portfolio management capabilities, the value of the Sub-Adviser’s ongoing relationship with such brokers and dealers, or such other factors the Sub-Adviser may lawfully consider (subject to best execution), without having to demonstrate that such factors are of direct benefit to the Fund; and (d) employ leverage, subject to the limitations under the 1940 Act.

3.       Acceptance of Appointment. The Sub-Adviser accepts the foregoing appointment subject to the following understandings:

(a)       The Sub-Adviser shall determine what investments or securities will be purchased, retained, or sold by the Fund and what portion of the assets belonging to the Fund will be invested or held un-invested as cash;

(b)       The Sub-Adviser, in the performance of its duties and obligations under this agreement for the Fund, shall act in conformity with the Fund’s declaration of trust, by-laws, and registration statement, and with the reasonable instructions and directions of the Board and the Adviser, and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations;

(c)       The Sub-Adviser shall determine the securities and other investments to be purchased or sold by the Fund and will place portfolio transactions pursuant to its determinations either directly with the issuer or with any broker and/or dealer in such securities and other investments, subject to paragraph heading: Execution of Purchase and Sale Orders below;

(d)       The Sub-Adviser shall maintain books and records with respect to the transactions in securities and other investments of the Fund and shall render to the Adviser and the Board such periodic and special reports as the Adviser or the Board may reasonably request;

(e)       The Sub-Adviser shall provide the Fund’s Custodian and Fund’s accountant on each business day with information about the Fund’s transactions in securities and/or other investments, and with such other information relating to the Fund as may be required under the terms of the then-current custody agreement between the Fund and the custodian;

(f)       The Sub-Adviser shall respond promptly to any reasonable request from the Adviser or the Fund’s accountant for assistance in obtaining price sources for securities and other investments held by the Fund or determining a price when a price source is not available, and promptly review the prices used by the Fund’s accountant to determine net asset value and advise the Fund’s accountant promptly if any price appears to be incorrect. The final price of any security and other investment will be determined in accordance with the Fund’s fair value procedures;

(g)       The Sub-Adviser shall be responsible for: (i) directing how the Fund should vote proxies solicited by issuers of securities and other investments beneficially owned by the Fund, and (ii) making any elections relative to any mergers, acquisitions, tender offers, bankruptcy proceedings or other type events pertaining to the securities and other investments held by the Fund. Any costs incurred by the Sub-Adviser in relation to the voting of proxies, corporate actions, or other matters including the costs of third-party proxy voting advisory service, shall be borne by the Fund. With respect to corporate actions, including but not limited to, bankruptcies, reorganizations, or restructurings, involving issuers of assets held in the Fund, the Adviser grants the Sub-Adviser authority to participate in bankruptcy proceedings and join creditors’ committees on behalf of the Fund. The Sub-Adviser may, from time to time, recommend litigation against an issuer (whether by opting out of any existing class action lawsuit or otherwise) on behalf of the Fund. In such cases, the Sub-Adviser will provide the Adviser with notice of, or the opportunity to participate in, such litigation, which will be subject to the approval of the Board. The Adviser agrees to hold the Sub-Adviser harmless for not including the Fund in any such litigation;

(h)       The Sub-Adviser represents that it has adopted a written code of ethics complying with the requirements of rule 17j-1 under the 1940 Act and will provide the Adviser and the Fund with a copy of the code and evidence of its adoption. Within 45 days of the last calendar quarter of each year while this agreement is in effect, the Sub-Adviser shall provide to the board a written report that describes any issues arising under the code of ethics since the last report to the board, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations; and which certifies that the Sub-Adviser has adopted procedures reasonably necessary to prevent access persons (as that term is defined in rule 17j-1) from violating the code;

(i)       The Sub-Adviser agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the Advisers Act, and other applicable federal and state regulations. The Sub-Adviser shall provide to the Fund’s chief compliance officer an annual written report regarding the Sub-Adviser’s compliance program.

(j)       The Adviser has delivered to the Sub-Adviser copies of (i) the Trust Instrument and Bylaws, (ii) the Fund’s Registration Statement and all amendments thereto filed with the SEC pursuant to the Securities Act of 1933 or the 1940 Act, and (iii) all procedures adopted by the Fund regarding the Fund, and shall promptly furnish the Sub-Adviser with all amendments of or supplements to the foregoing. The Fund shall deliver to the Sub-Adviser (a) a certified copy of the resolution of the Board appointing the Sub-Adviser and authorizing the execution and delivery of this Agreement, (b) a copy of all proxy statements and related materials relating to the Fund, and (c) any other documents, materials, or information that the Sub-Adviser shall reasonably request to enable it to perform its duties pursuant to this Agreement. The Adviser shall furnish to the Sub-Adviser a copy of each amendment of or supplement to the foregoing promptly after the adoption of each amendment or supplement.

(k)       The Sub-Adviser has delivered to the Adviser and the Fund (i) a copy of its Form ADV Part 2 as most recently filed with the SEC. The Sub-Adviser shall promptly furnish the Adviser and Fund with all amendments of or supplements to the foregoing at least annually.

(l)       From time to time, when determined in good faith by the Sub-Adviser to be in the best interest of the Fund, the Sub-Adviser may engage in agency, agency cross, cross, and principal transactions (including, to the extent applicable, transactions with or through Affiliates) to the extent permitted by applicable securities laws, the Sub-Adviser’s allocation policy and other applicable laws with respect to the assets in the Fund. For the purposes of this Agreement, “Affiliate” shall have the same meaning as “affiliated person” under Section 2(a)(3) of the 1940 Act.

(m)       The Sub-Adviser may retain third parties, whether part-time or full-time, including attorneys, accountants, third-party valuation agents, and such other persons as may be necessary or advisable, investment consultants, or other persons, in all matters incidental to the Sub-Adviser’s management of the Fund (collectively, “third-party advisors”). The Sub-Adviser shall bear the cost of such third-party advisers unless the Board has expressly authorized the Fund to pay such expenses.

4.       Custodian. The assets of the Fund shall be held by an independent custodian (“Custodian”), not by the Adviser or Sub-Adviser. The Sub-Adviser is authorized to give instructions to the Custodian with respect to all investment decisions regarding the Fund and the custodian is authorized and directed to effect transactions for the Fund and otherwise take such actions as the Sub-Adviser shall reasonably direct in connection with the performance of the Sub-Adviser’s obligations in respect of the Fund. The Sub-Adviser is not authorized to select the Custodian or open accounts in the name of the Fund with the Custodian without the approval of the Board. All securities or loans held in the Fund must be registered in the name of the Fund, or its nominee, or held in street name. The Sub-Adviser shall not have or take, or direct any person other than the Custodian to have or take, custody or physical control of the Fund’s assets. The Custodian shall at all times have custody or physical control of the assets of the Fund unless otherwise directed by the Board. The Custodian is responsible for the collection of any interest, dividends or other income attributable to the assets of the Fund and, upon the Sub-Adviser’s instructions if applicable, for the exercise of any proxy voting or consent rights and tenders to any assets held in the Fund. The Sub-Adviser shall have no liability for the acts or omissions of the Custodian or for the Adviser’s dealings therewith.

5.       Risk Acknowledgment.

(a)       The Sub-Adviser shall not be liable to the Adviser or the Fund hereunder for any mistake of judgment or in any event whatsoever; provided that nothing herein shall be deemed to protect, or purport to protect, the Sub-Adviser against any liability to the Adviser or the Fund to which the Sub-Adviser would otherwise be subject by reason of willful misconduct, bad faith or gross negligence in the performance of the Sub-Adviser’s duties hereunder, or by reason of the Sub-Adviser’s reckless disregard of its obligations and duties hereunder.

(b)       The Sub-Adviser shall not be liable to the Adviser or the Fund for any action taken or failure to act in good faith reliance upon: (i) information, instructions, or requests, whether oral or written, regarding the Fund that the Sub-Adviser reasonably believes were made by a duly authorized officer of the Adviser or the Fund, (ii) the written advice of counsel to the Fund, and (iii) any written instruction or certified copy of any resolution of the Board.

(c)       The Sub-Adviser shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, pandemic, national emergencies, labor difficulties (other than those related to the Sub-Adviser’s employees), fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails (including electronic), transportation, communication or power supply.

(d)       The Adviser and the Fund understand that the investments made by the Fund may not achieve positive or acceptable results and that the Fund may not achieve its investment objectives and that it is possible that losses may be incurred with respect to such investments, which individually or collectively may be significant or complete.

6.       Directions to the Sub-Adviser. Adviser will be responsible for forwarding Adviser and/or Fund directions, notices, and instructions to Sub-Adviser, in writing, email being sufficient, which shall be effective upon receipt by the Sub-Adviser. The Sub-Adviser shall be fully protected in relying upon any such direction, notice, or instruction until it has been duly advised in writing of changes therein.

7.       Execution of Purchase and Sale Orders.

(a)       In connection with purchases or sales of portfolio securities for the account of the Fund, the Sub-Adviser will arrange for the placing of all orders for the purchase and sale of portfolio securities for the account with brokers or dealers selected by the Sub-Adviser, subject to review of this selection by the Board from time to time. The Adviser will reasonably cooperate with the Sub-Adviser in the Sub-Adviser’s establishment and maintenance of brokerage and other accounts for the Fund as the Sub-Adviser deems advisable to allow for the purchase or sale of various forms of securities and other financial instruments in accordance with this Agreement. The Sub-Adviser will be responsible for the negotiation and the allocation of principal business and portfolio brokerage. In the selection of such brokers or dealers and the placing of such orders, the Sub-Adviser will always seek, for the Fund the best qualitative execution. In seeking best execution, the determinative factor is not the lowest possible commission cost but whether the transaction represents the best qualitative execution, taking into consideration the full range of the broker-dealer’s services including the value of research provided, execution capability, commission rates, and responsiveness. Accordingly, although the Sub-Adviser will seek competitive commission rates, the Sub-Adviser may not necessarily obtain the lowest possible commission rates for Fund transactions. Prior to executing a brokerage transaction with an Affiliated Party (as defined herein), the Sub-Adviser will obtain the Adviser’s written consent, which shall not be unreasonably withheld so long as such transaction is made in accordance with applicable law and the Fund’s and the Sub-Adviser’s compliance policies.

(b)       The Sub-Adviser should generally seek favorable prices and commission rates that are reasonable in relation to the benefits received. In seeking best qualitative execution, the Sub-Adviser is authorized to select brokers or dealers who also provide brokerage and research services to the Fund and/or the other accounts over which it exercises investment discretion. The Sub-Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing the Fund’s portfolio transaction that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines in good faith that the amount of the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker or dealer. The determination may be viewed in terms of either a particular transaction or the Sub-Adviser’s overall responsibilities with respect to the Fund and to accounts over which the Sub-Adviser exercises investment discretion. The Fund and the Sub-Adviser understand and acknowledge that, although the information may be useful to the Fund and the Sub-Adviser, it is not possible to place a dollar value on such information. The Board shall periodically review the commissions paid by the Fund to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Fund. The Sub-Adviser may not give consideration to sales of shares of the Fund as a factor in the selection of brokers and dealers to execute Fund portfolio transactions.

(c)       Subject to the provisions of the 1940 Act, and other applicable law, the Sub-Adviser, any of its Affiliates or any Affiliates of its Affiliates may retain compensation in connection with effecting the Fund’s portfolio transactions, including transactions effected through others. If any occasion should arise in which the Sub-Adviser gives any advice to clients of the Sub-Adviser concerning the shares of the Fund, the Sub-Adviser will act solely as investment counsel for such client and not in any way on behalf of the Fund.

(d)       Consistent with obtaining best execution and as permitted by applicable law, including Section 28(e) of the Securities Exchange Act of 1934, as amended, transactions for the Fund may be directed to registered broker-dealers in return for research products and services that assist the Sub-Adviser in its investment decision-making process. Such research generally will be used to service all of the Sub-Adviser’s clients, but brokerage commissions paid by the Fund may be used to pay for research that is not used in managing the Fund directly. Thus, the Fund may pay a broker-dealer a greater commission than another qualified broker-dealer might charge to effect the same transaction where the Sub-Adviser determines in good faith that the commission is reasonable in relation to the value of the brokerage and research services received.

(e)       Consistent with the Sub-Adviser’s compliance policies and applicable law, transactions for the Fund generally will be effected independently unless the Sub-Adviser decides to purchase or sell the same securities for several clients at approximately the same time. The Sub-Adviser may (but is not obligated to) combine or “batch” such orders to obtain best execution, negotiate more favorable commission rates, or allocate equitably among the Sub-Adviser’s clients differences in prices and commissions or other transaction costs that might have been obtained had such orders been placed independently. Under this procedure, transactions will be averaged as to price and will be allocated among the Sub-Adviser’s clients in proportion to the purchase and sale orders placed for each client account on any given day. Upon the Adviser’s or Fund’s request, the Sub-Adviser will provide all supporting documentation for the allocation of the price among the Sub-Adviser’s clients. The Sub-Adviser shall endeavor to process all Fund transactions in a timely manner, but neither represent nor warrant that any such transaction shall be processed or effected by a broker-dealer on the same day as requested.

8.       Books and Records. The Sub-Adviser agrees that all records it maintains for the Fund are the property of the Fund and it will promptly surrender any of such records to the Fund upon the Fund’s request; provided, however, the Sub-Adviser shall be permitted to retain a copy of any books and records required to be retained by applicable law or internal compliance policies. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by the Sub-Adviser with respect to the Fund by Rule 31a-1 under the 1940 Act. Upon request, Adviser shall provide Sub-Adviser with commercially reasonable records and information as Adviser may access regarding the Fund.

9.       Expenses of the Sub-Adviser.

(a)       Except as otherwise provided in this Agreement or by law, the Sub-Adviser shall not be responsible for the Fund’s or Adviser’s expenses, which shall include, but not be limited to:

(i)       expenses relating to the investment of the assets of the Fund and the maintenance of the Fund, including without limitation, trading expenses, brokerage commissions and other transaction charges, fees, and expenses incurred in the borrowing and lending of securities, clearing and registration fees, and related expenses arising in connection with applicable regulatory, supervisory or fiscal authorities;

(ii)       extraordinary expenses not incurred in the ordinary course of business, including indemnification, litigation, mergers, and reorganizations;

(iii)       custodial fees, bank service fees, transfer taxes, administration fees (including fees paid to third-party administrators retained by the Fund);

(iv)       accounting, tax preparation, and audit fees;

(v)        legal fees incurred by the Fund; and

(vi)       fees and expenses related to the purchase, sale or other disposition of the assets of the Fund.

(b)       The Sub-Adviser shall be responsible for paying its own costs and expenses in connection with the services it provides hereunder.

(c)       The Adviser shall reimburse the Sub-Adviser or its Affiliates, as the case may be, for any expenses of the Fund or the Adviser as may be reasonably incurred by the Sub-Adviser or any of its Affiliates as specifically provided for in this Agreement (including, for the avoidance of doubt, any of the expenses set forth in Section 9(a) incurred by the Sub-Adviser or its Affiliates on the Fund’s behalf or as specifically agreed to beforehand by the Adviser). Without limiting the foregoing, expenses incurred by the Sub-Adviser or any of its Affiliates that are reimbursable in accordance with the foregoing may include expenses that the Sub-Adviser or its Affiliate incurs that form part of a larger aggregate expense relating to a number of investment entities to which the Sub-Adviser or any of its Affiliates provides investment management and/or investment advisory services. Such expenses will normally be allocated among the relevant investment entities, including the Fund, pro rata based on the value of the net assets of the relevant investment entities, where possible and appropriate. The Sub-Adviser shall keep reasonable records of all expenses that are reimbursable under this provision.

10.     Compensation of the Sub-Adviser. For the services provided and the expenses borne by the Sub-Adviser pursuant to the Agreement, the Adviser will pay the Sub-Adviser a percentage of the Net Management Fee (as defined in this paragraph) earned by the Adviser as set forth on Exhibit A hereto, monthly in arrears, within five business days of the Adviser receiving the Net Management Fee. Under this Agreement, “Net Management Fee” means the gross management fee (as defined in the Advisory Agreement) paid by the Fund to the Adviser for the period being measured, minus the amount of any fee waiver or expense reimbursement paid by or due from the Adviser to the Fund or any service provider to the Fund (including without limitation shareholder service fees and platform fees and expenses paid by the Fund or the Adviser) under an expense limitation agreement, expense cap arrangement, or other similar agreement. For clarity, all distribution fees and expenses are the sole responsibility of the Adviser and are excluded from the Net Management Fee. Payment of this compensation shall be the responsibility of the Adviser and shall not be an obligation of the Fund. If the Sub-Adviser is terminated as specified in this agreement, then the compensation to the Sub-Adviser shall be prorated.

11.     Liability and Indemnification.

(a)       None of the Sub-Adviser, its Affiliates, or any of their respective owners, officers, employees, agents, control persons or Affiliates of any thereof (collectively with the Sub-Adviser, the “Affiliated Parties”), shall be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misconduct, bad faith, or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

(b)       No Affiliated Party shall be liable for any loss suffered by the Fund by reason of the acts or omissions or any error of judgment of any broker, agent, or third-party service provider of the Fund; provided that such broker, agent, or third-party service provider was not selected, engaged or retained by the Affiliated Party in manner that constitutes gross negligence, bad faith or willful misconduct.

(c)       Any Affiliated Party may consult with legal counsel and accountants in respect of the Fund’s affairs and, in acting in accordance with the advice or opinion of such counsel or accountants, no Affiliated Party shall be liable for any loss suffered by the Fund; provided that such counsel or accountants shall have been selected by the Affiliated Party with reasonable care and the written advice was not induced by any Affiliated Parties’ willful misconduct, bad faith or gross negligence. No Affiliated Party shall be liable for any acts or omissions that do not constitute gross negligence, bad faith or willful misconduct.

(d)       Any person, even though also a director, officer, employee, shareholder, member, or agent of the Sub-Adviser, who may be or become an officer, director, trustee, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund (other than services or business in connection with the Sub-Adviser’s duties hereunder), to be rendering such services to or acting solely for the Fund and not as a director, officer, employee, shareholder, member, or agent of the Sub-Adviser, or one under the Sub-Adviser’s control or direction, even though paid by the Sub-Adviser.

(e)       Any Affiliated Party shall be indemnified and held harmless by the Adviser from and against any and all losses, liabilities, damages, costs, and expenses arising from claims, demands, investigations, actions, suits or proceedings, whether civil, criminal or administrative (collectively, “Losses”), that is related to the direct performance of services under this Agreement and involves such Affiliated Party or Affiliated Parties. Such indemnification shall apply even if Agreement is terminated.

(f)       The Adviser shall indemnify and hold harmless any Affiliated Party or Parties from and against any loss, cost or expense suffered or sustained by such Affiliated Party by reason of any acts or omissions, or alleged acts or omission of any broker, agent, or third-party service provider of any Affiliated Party; provided that such broker, agent or third-party service provider was not selected, engaged or retained by the Affiliated Party in a manner that constitutes willful misconduct, bad faith, or gross negligence.

(g)       The Adviser shall have the right, but not the obligation, to assume control of the defense or settlement of any claim, action, or proceeding brought against an Indemnified Party that would give rise to an indemnification claim under this Agreement by providing notice thereof to such Indemnified Party within a reasonable period of time after the Adviser receives notice of such claim, action, or proceeding from such Indemnified Party. In exercising this right under this Section 11(g), the Adviser may select and retain counsel of its choice, direct the course of the defense, and make all decisions regarding the settlement or compromise of such claim, action, or proceeding. The Adviser’s assumption of control shall not relieve any other party of their obligations under this Agreement. If the Adviser chooses not to exercise this right, the Indemnified Party may not settle any claim, action, or proceeding without the prior written consent of the Adviser.

(h)       Notwithstanding the foregoing, to the extent applicable, certain securities laws impose liabilities under certain circumstances on persons who act in good faith, and, therefore nothing herein shall in any way constitute a waiver or limitation of any rights which either party hereto may have under such securities laws. The provisions of this section shall survive any termination of this Agreement for any reason whatsoever.

12.     Duration and Termination.

(a)       The term of this Agreement shall begin as of the day the Sub-Adviser begins providing investment management services to the Fund and, unless sooner terminated as hereinafter provided, shall continue in effect for a period of two years. This Agreement shall continue in effect from year to year thereafter, subject to termination as hereinafter provided, if such continuance is approved at least annually (i) by a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by vote of the Fund’s Board, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the Trustees of the Fund who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval. The Sub-Adviser shall furnish to the Adviser and the Fund, promptly upon their request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal, or amendment thereof.

(b)       This Agreement may be terminated at any time on at least 60 days’ prior written notice to the Sub-Adviser, without the payment of any penalty, (i) by vote of the Board, (ii) by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or (iii) in accordance with the terms of any exemptive order obtained by the Fund under Section 6(c) of the 1940 Act, exempting the Fund from Section 15(a) and Rule 18f-2 under the 1940 Act.

(c)       The Sub-Adviser may terminate this Agreement at any time, without the payment of any penalty, on at least 180 days’ prior written notice to the Adviser and the Fund; provided that the Sub-Adviser shall use commercially reasonable efforts to transition all required information to the Advisor and substitute sub-advisor and the Sub-Advisor shall not manage a registered interval fund that has a strategy substantially similar to the Skypoint fund during the six (6) notice period.

(d)       Termination of this Agreement and/or the services of the Sub-Adviser will not affect (i) the validity of any action previously taken by Sub-Adviser under this Agreement; (ii) liabilities or obligations of the parties for transactions initiated before termination of this Agreement; or (iii) the Fund’s obligation to pay advisory fees to Adviser. If instructed by the Board or the Adviser, the Sub-Adviser shall liquidate the Fund in an orderly fashion, consistent with the best interests of the Fund. Otherwise, the Sub-Adviser shall take no further action with respect to the Fund other than to provide such information to the Adviser as shall be reasonably required to enable the Adviser or a successor sub-adviser to exercise discretion over the Fund. The Sub-Adviser shall not be liable for any action taken subsequent to the removal of its discretion.

(e)       This Agreement will automatically and immediately terminate in the event of its “assignment” (as defined in the 1940 Act) by the Sub-Adviser.

(f)       For the avoidance of doubt, this Agreement will not terminate solely due to an “assignment” (as defined in the 1940 Act) of the Advisory Agreement by the Adviser; provided that any successor to the Adviser joins this Agreement as a party agreeing to be bound by the obligations of the “Adviser” hereunder. The Parties agree to use commercially reasonable efforts to effect such a successor’s joinder to this Agreement in accordance with the foregoing sentence.

(g)       The Parties agree to use commercially reasonable efforts to ensure that the investment advisory agreement of any successor to the Advisor is substantially similar to the Advisory Agreement.

13.     No Exclusivity. The Sub-Adviser, its Affiliates, and their respective owners, officers, employees, agents, and control persons may have or take the same or similar positions in specific investments for their own accounts, or for the accounts of other clients, as the Sub-Adviser causes the Fund to have or take. The Adviser expressly acknowledges and understands that the Sub-Adviser and its Affiliates shall be free to render investment advice to others and that the Sub-Adviser does not make its investment management services available exclusively to Adviser or the Fund. Nothing in this Agreement shall impose upon the Sub-Adviser any obligation to purchase or sell, or to recommend for purchase or sale, for the Fund any security which the Sub-Adviser, its Affiliates, or their respective owners, officers, employees, agents, or control persons may purchase or sell for their own accounts or for the account of any other client, if in the reasonable opinion of the Sub-Adviser such investment would be unsuitable for the Fund or if the Sub-Adviser determines in the best interest of the Fund such purchase or sale would be impractical. Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the right of the Sub-Adviser, its Affiliates, or any of their respective owners, officers, employees, agents, or control persons’ to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association. The Adviser acknowledges that the Sub-Adviser, its Affiliates, and/or their respective owners, officers, employees, agents, and control persons may advise other investment vehicles with similar investment guidelines as the Fund, and that the performance of the Fund may differ significantly from the performance of such other vehicles due to differences in, among other things, fees, assets, legacy investments, and regulatory and legal restrictions. The Sub-Adviser shall not be liable for any difference in performance between the Fund and such similar vehicles.

14.      Non-compete/ Non-Solicitation

(a)       Each of the Sub-Adviser and the Adviser shall not, directly or indirectly, solicit or induce—or encourage another entity or person to solicit or induce—any person employed by the other party to terminate an employment relationship or contract with that other party or its affiliates or to obtain employment with another entity or person besides the other party; provided, however, that the foregoing restriction shall not prohibit contacting or hiring any employee who (i) responds to any public advertisement or posting or other form of general solicitation, including referrals by an employment agency, that is not directed at any or all of the employees of the relevant party, (ii) responds to a solicitation by a bona fide search firm that has not been directed to solicit any or all of the employees of relevant party, (iii) at the time of such solicitation is not, an employee of the relevant party, or (iv) initiated employment discussions without any prior solicitation in violation of this Agreement.

15.      Good Standing. Adviser and Sub-Adviser hereby warrant and represent that they are each investment advisers in good standing, that their respective regulatory filings are current and accurately reflect their advisory operations, and that they comply with applicable state and federal rules and regulations pertaining to investment advisers. In addition, Adviser and Sub-Adviser further warrant and represent that neither is (nor any of their respective Associated Persons are) subject to any statutory disqualification set forth in Sections 203(e) and 203(f) of the Advisers Act (or any successor Advisers Act sections or rules), nor are they currently the subject of any investigation or proceeding which could result in statutory disqualification. Adviser and Sub-Adviser acknowledge that their respective obligations to advise the other with respect to these representations shall be continuing and ongoing, and should any representation change for any reason, each warrant to advise the other as soon as reasonably practical, together with providing the corresponding pertinent facts and circumstances.

16.      Amendment. This Agreement may be amended by mutual consent of the Adviser and the Sub-Adviser; provided the Fund approves the amendment (i) by vote of a majority of the Board, including Board members who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (ii) if required under then current SEC interpretations of the 1940 Act, by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund affected by such amendment.

17.      Privacy Notice/Confidentiality.

(a)       The Adviser and Sub-Adviser acknowledge prior receipt of the other’s Privacy Notice and Policy. Adviser and Sub-Adviser agree to safeguard all information pertaining to the Fund consistent with the requirements of applicable state and federal privacy statutes pertaining to registered investment advisers.

(b)       Each party agrees that all non-public confidential information concerning the other party which may become available to such party in connection with services, transactions, or relationships contemplated in this Agreement shall at all times be treated in strictest confidence and shall not be disclosed to third persons except: (i) as may be required by law or regulatory authority, including but not limited to any subpoena, administrative, regulatory, or judicial demand, or court order, (ii) as otherwise set forth in this Agreement, or (iii) upon the prior written approval of the other party to this Agreement.

(c)       Notwithstanding the foregoing, the Adviser and Sub-Adviser may disclose to third parties: (i) that it is managing and advising the Fund, (ii) the strategy of the Fund, (iii) the types of investments in the Fund, (iv) the net asset value of the Fund, (v) the fees paid to the Sub-Adviser, and (vi) the returns generated by the Fund. Each party acknowledges that any breach of the foregoing shall cause irreparable harm to the other party that would be difficult, if not impossible, to value. In view of the foregoing, in addition to any other remedies available in law or in equity, the non-breaching party shall be entitled to injunctive relief in the event of a breach of this section by the other party. The provisions of this section shall survive any termination of this Agreement for any reason whatsoever.

18.      Notice. Any notice under this Agreement must be given in writing as provided below or to another address as either party may designate in writing to the other.

Sub-Adviser:

Sound Point Capital Management, LP

Attn: Legal Department

375 Park Avenue, 34th Floor

New York, NY 10152

compliance@soundpointcap.com

Fund:

Sound Point Alternative Income Fund

Attn: Brian Smith

One Glenlake Parkway, Suite 1045

Atlanta, GA 30328

bsmith@skypointfunds.com

Copy to:

Dechert,LLP

1900 K Street, NW

Washington, DC 20006

[email]

Adviser:

Skypoint Capital Advisors, LLC

Attn: Brian Smith

One Glenlake Parkway, Suite 1045

Atlanta, GA 30328

bsmith@skypointfunds.com

Copy to:

FinTech Law, LLC

Attn: Bo Howell

6224 Turpin Hills Drive

Cincinnati, Ohio 45244

19.     Arbitration.

(a)       Any controversy or dispute that may arise between the Sub-Adviser and the Adviser concerning any transaction or the construction, performance, or breach of this Agreement shall be settled by arbitration. Any arbitration shall be pursuant to the rules, then applying, of the American Arbitration Association, except to the extent set forth herein. The arbitration panel shall consist of at least three individuals, with at least one panelist having knowledge of investment advisory activities. The parties agree that any arbitration proceeding pursuant to this provision shall be held in a location as determined by the rules of the American Arbitration Association, and judgment upon the award rendered may be entered into in any court, state or federal, having jurisdiction.

(b)       The parties agree that the following shall apply to any arbitration proceeding pursuant to this provision:

(i)        Arbitration is final and binding on all parties.

(ii)       The parties waive their right to seek remedies in court, including the right to a jury trial, except to the extent such a waiver would violate applicable law or otherwise expressly provided in this Agreement.

(iii)       Pre-arbitration discovery is generally more limited than and different from court proceedings.

(iv)       The arbitrators’ award is not required to include factual findings or legal reasoning and any party’s right to appeal or to seek modification of rulings by the arbitrators is strictly limited.

(v)       The panel of arbitrators will include a minority of arbitrators who were or are affiliated with the securities industry.

(c)       No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action, or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; (ii) the class is decertified; or (iii) the Sub-Adviser is excluded from the class by the court. Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

(d)       The foregoing agreement to arbitrate does not entitle a party to obtain arbitration of claims that would be barred by the relevant statute of limitations if such claims were brought in a court of competent jurisdiction. If at the time a demand for arbitration is made or an election or notice of intention to arbitrate is served, the claims sought to be arbitrated would have been barred by the relevant statute of limitations or other time bar, any party to this Agreement may assert the limitations as a bar to the arbitration by applying to any court of competent jurisdiction. Each party expressly agrees that any issues relating to the application of a statute of limitations or other time bar are referable to such a court. The failure to assert such bar by application to a court, however, shall not preclude its assertion before the arbitrators.

20.      Acknowledgments, Representations, Warranties and Covenants of the Sub-Adviser. The Sub-Adviser acknowledges, represents and warrants that:

(a)       The Sub-Adviser has all governmental, regulatory, self-regulatory and exchange licenses, registrations, memberships and approvals required to perform its obligations under this Agreement. The Sub-Adviser shall, upon the request of the Adviser, provide evidence of such due authorization. The Sub-Adviser shall promptly notify the Adviser of any event that might affect such authority or the validity and enforceability of this Agreement.

(b)       The Sub-Adviser has duly authorized and executed this Agreement, which constitutes a valid and legally binding agreement enforceable against the Sub-Adviser in accordance with its terms.

(c)       The Sub-Adviser’s execution of this Agreement and the performance of its obligations hereunder, to the best of its knowledge, does not conflict with, breach, cause to be breached, or violate any provision of its governing documents or any of its obligations, whether arising by contract, operation of law or otherwise.

(d)       The Sub-Adviser has procedures in place to comply with all relevant anti-money laundering and privacy principles applicable to it.

(e)       To the best of the Sub-Adviser’s good faith understanding and belief, other than as already disclosed there are no pending, threatened or contemplated, actions, suits, proceedings or investigations before or by any court, governmental, administrative or self-regulatory body, board of trade, exchange or arbitration panel to which the Sub-Adviser is a party or to which the Sub-Adviser or any of its assets are subject, nor has the Sub-Adviser received any notice of an investigation, inquiry or dispute by any court, governmental, administrative or self-regulatory body, board of trade exchange or arbitration panel regarding any activity of the Sub-Adviser, which might reasonably be expected to materially and adversely impair the Sub-Adviser’s ability to discharge its obligations hereunder.

21.     Acknowledgments, Representations, Warranties and Covenants of the Adviser. The Adviser acknowledges, represents and warrants that:

(a)       The Adviser is duly organized and validly existing under laws of its jurisdiction of organization with full power and authority to execute, deliver and perform its obligations under this Agreement. The Adviser has duly and validly authorized, executed, and delivered this Agreement, which is a legal, valid, and binding agreement and enforceable against the Adviser in accordance with its terms. The Adviser shall, upon the request of the Sub-Adviser, provide evidence of such due authorization as may be reasonably requested by the Sub-Adviser. The Adviser shall promptly notify the Sub-Adviser of any event that might affect such authority or the validity and enforceability of this Agreement.

(b)       The Fund owns its assets and, except as may be disclosed to the Adviser or Sub-Adviser, there are no restrictions on the pledge, hypothecation, transfer, sale or public distribution of such assets.

(c)       The Adviser’s’ execution of this Agreement and the performance of its obligations hereunder, to the best of its knowledge, does not conflict with, breach, cause to be breached, or violate any provision of the governing documents of the Adviser or any of the Adviser’s obligations, whether arising by contract, operation of law or otherwise.

(d)       At the time of entering into this Agreement, the Fund is (a) an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended; (b) a “qualified eligible person” as defined in Commodity Futures Trading Commission Rule 4.7 promulgated under the Commodity Exchange Act, as amended (the “CEA”); and (c) a “qualified purchaser” as defined under Section 2(a)(51) of the 1940 Act.

(e)       The Adviser has procedures in place to comply with all relevant anti-money laundering and privacy principles applicable to it.

(f)       To the best of the Adviser’s good faith understanding and belief, there are no pending, threatened or contemplated, actions, suits, proceedings or investigations before or by any court, governmental, administrative or self-regulatory body, board of trade, exchange or arbitration panel to which the Adviser is a party or to which the Adviser or any of its assets are subject, nor has the Adviser received any notice of an investigation, inquiry or dispute by any court, governmental, administrative or self-regulatory body, board of trade exchange or arbitration panel regarding any activity of the Adviser, which might reasonably be expected to impair the Adviser’s ability to discharge its obligations hereunder.

(g)       The Adviser acknowledges that in the course of the Sub-Adviser’s management of the Fund and other clients for which it serves as investment adviser, Sub-Adviser may possess material non-public information which may cause the Sub-Adviser to restrict trading in certain securities, which will preclude the Sub-Adviser from trading such securities on behalf of the Fund.

22.     Governing Law.

(a)       This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws principles thereof.

(b)       Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to said 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

23.      Severability. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

24.      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

25.      Binding Effect. Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated and that his signature will operate to bind the party indicated to the foregoing terms.

26.      Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereto or otherwise affect their construction or effect.

27.      Change of Control. The Sub-Adviser will use commercially reasonable efforts to provide advance notice to the Adviser when a transaction is anticipated to result an “assignment” (as such term is defined in Section 2(a)(4) of the 1940 Act and the rules thereunder) of this Agreement. The Adviser will use commercially reasonable efforts to provide advance notice to the Sub-Adviser when a transaction is anticipated to result an “assignment” (as such term is defined in Section 2(a)(4) of the 1940 Act and the rules thereunder) of the Advisory Agreement.

28.      Track Record. The Sub-Adviser may use the track record of the Fund and any other performance related data produced by the Sub-Adviser with respect to the Fund without the Adviser’s or the Fund’s consent. The Sub-Adviser shall be entitled to retain all documentation sufficient to utilize the track record.

29.      Entire Agreement. This Agreement, together with all exhibits, attachments and appendices and any separate agreement between the Parties contemplated by Section 9 relating to expense sharing, contains the entire understanding and agreement of the Parties with respect to the subject matter hereof, and supersedes all other agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

30.      Other Business. Except as set forth above, nothing in this Agreement shall limit or restrict the right of any of the Sub-Adviser’s owners, officers or employees who may also be a director, officer, partner or employee of the Fund to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Sub-Adviser’s right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

The signatures are located on the next page.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their officers designated below as of the date and year first above written.

FUND: Sound Point Alternative Income Fund

By:	/s/ Brian Smith
Name:	Brian Smith
Title:	President
Date:	11/18/25

ADVISER: Skypoint Capital Advisors, LLC

By:	/s/ Brian Smith
Name:	Brian Smith
Title:	CEO
Date:	11/18/25

SUB-ADVISER: Sound Point Capital Management, LP

By:	/s/ Vincent A D’Arpino
Name:	Vincent A D’Arpino
Title:	General Counsel
Date:	November 18, 2025

(Signature page to Sub-Advisory Agreement – Sound Point Alternative Income Fund)

Exhibit A

Compensation

The Adviser shall pay the Sub-Adviser a sub-advisory fee equal to 60% of the Net Management Fee received monthly in arrears by the Adviser under its Advisory Agreement with the Fund.

“Net Management Fee” means an amount calculated by Adviser equal to the gross management fee received by Adviser from the Fund for the period being measured, minus the amount of any expense waiver and reimbursement paid by or due from the Adviser to the Fund for the applicable period (including without limitation platform fees and expenses paid by the Fund or Adviser) under an expense limitation agreement or similar agreement.

Ex A-1